SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported) March 17, 2008

NITRO PETROLEUM INCORPORATED

(Exact name of registrant as specified in its charter)

Nevada	000-50932	98-0488493
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

260-7250 Northwest Expressway

Oklahoma City, Oklahoma                                   73132

(Address of principal executive offices)               (Zip Code)

(405) 728-3800

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information To Be Included in the Report

Item 5.01.  Changes in Control of Registrant.

On March 17, 2008, Ted Kozub, the majority stockholder of Nitro Petroleum Incorporated (the “Company”) transferred 100,000,000 shares (the “Shares”) of the Company’s common stock to Paradise International Investments Corp. (“Paradise”). Mr. Kozub transferred the Shares to Paradise in repayment of a loan in the principal amount of $467,180 (the “Loan”) made by Paradise to Mr. Kozub on December 8, 2005 to finance Mr. Kozub’s acquisition of the Shares. The Shares were not pledged as collateral to secure the Loan. The full principal balance of the Loan remained outstanding and Paradise agreed to accept transfer of the Shares in full satisfaction of the Loan.

Paradise owned no shares of the Company’s common stock prior to the transfer. The 100,000,000 Shares it owned following the transfer represented approximately 67% of the 148,540,000 total outstanding common stock of the Company. On March 17, 2008, following the transfer of the Shares, Paradise sent the Company a letter pursuant to which it surrendered ownership of the Shares. The letter authorized and instructed the Company to cancel the Certificate and to take the necessary steps to have the Shares returned to the Company as treasury stock. No consideration was paid to Paradise for surrendering the Shares.

Following the surrender of the Shares by Paradise, the Company has 48,540,000 issued and outstanding shares of common stock and no single shareholder or group of shareholders is currently in “control” of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NITRO PETROLEUM INCORPORATED

By  /s/ Larry Wise

Larry Wise, President

March 18, 2008